Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-134067) on Post-Effective Amendment No. 1 to Form S-8, of our reports, dated February 28, 2008, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Liberty Media Corporation.

Our report on the consolidated financial statements of Liberty Media Corporation refers to the Company’s adoption, effective January 1, 2007, of Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and effective January 1, 2006, the Company’s adoption of SFAS No. 123(R), Share-Based Payment.

/s/ KPMG LLP

Denver, Colorado

February 28, 2008